UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2013

UWHARRIE CAPITAL CORP

(Exact name of Registrant as specified in charter)

North Carolina	000-22062	56-1814206
(State or other Jurisdiction of Incorporation	(Commission File No.)	(I.R.S. Employer Identification No)

132 North First Street Albemarle, North Carolina		28001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 704-983-6181

N/A

(Former Name or former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On April 3, 2013, Uwharrie Capital Corp, the parent company of Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, repaid at par $7.742 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program (TARP). The Company’s decision to redeem nearly 75% of the TARP investment follows the successful completion of a local Preferred Stock Offering by the subsidiary banks. After the repayment, the balance of the TARP preferred stock investment by the Treasury is $2.758 million and the company anticipates repaying all of it within the next 18 months.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Registrant’s control).

Item 8.01	Other Items

The disclosure contained in Item 1.01 is incorporated by reference in this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Dated: April 5, 2013